[GRAPHIC OMITTED] [BANDAG, INCORPORATED LOGO]


NEWS
FOR IMMEDIATE RELEASE                            CONTACT:  Warren W. Heidbreder
                                                   Phone:  (563) 262-1260
July 17, 2003                                   Web Site:  www.bandag.com


              BANDAG, INCORPORATED REPORTS 2ND QUARTER EPS OF $0.45


                                  Flash Results
                        Bandag, Inc. (NYSE: BDG and BDGA)

   (Numbers in Millions, Except Per Share Data)                                           6 Mos.       6 Mos.
                                                           Q2 2003         Q2 2002         2003         2002

   Net Sales                                                $204.1          $231.1        $379.4        $423.6
   Income before cumulative effect of accounting              $8.7           $11.7         $11.1         $12.9
   change*
   Diluted EPS before cumulative effect of                   $0.45           $0.57         $0.57         $0.63
   accounting change*
   Shares Outstanding - diluted                               19.4            20.4          19.3          20.6

     *A cumulative effect of accounting change of $47.3 million net of income tax, or $2.29 per diluted share, was recorded in the first quarter of 2002 in accordance with SFAS 142.


MUSCATINE, IOWA, July 17, 2003 -- Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net income of $8.7 million, or $0.45 per diluted share for second quarter 2003, compared to second quarter 2002 consolidated net income of $11.7 million, or $0.57 per diluted share, a decrease of 26% and 21% for consolidated net income and diluted earnings per share, respectively. Second quarter 2003 results were reduced by approximately $2.2 million ($1.4 million after tax, or $0.07 per diluted share), due to net foreign exchange losses resulting primarily from revaluing funds held in US Dollars outside the United States into local currencies, which had strengthened relative to the US Dollar. Second quarter 2003 results were also reduced by approximately $1.5 million ($1.0 million after tax, or $0.05 per diluted share) in net charges related to Bandag's distribution subsidiary, Tire Distribution Systems, Inc. (TDS), for store divestitures and a real estate impairment charge. In addition, second quarter 2003 results benefited by $0.02 per share as a result of there being fewer shares outstanding at the end of the quarter. In comparison, second quarter 2002 results were reduced by charges of approximately $5.7 million ($3.6 million after tax, or $0.18 per diluted share) related to litigation expense. Consolidated net sales for second quarter 2003 were $204.1 million, a decline of approximately 12%, compared to consolidated net sales of $231.1 million in the prior year period.

                                                                          More--

For the first six months of 2003, Bandag reported consolidated net income of $11.1 million, or $0.57 per diluted share. This compares to a consolidated net loss of $1.67 per diluted share for the first six months of 2002, which included the write-off of $47.3 million net of income tax, or $2.29 per diluted share, related to the adoption of SFAS 142 as of January 1, 2002. Results for the first six months of 2003 were impacted by approximately $2.4 million ($1.5 million after tax, or $0.08 per diluted share) due to net foreign exchange losses as well as approximately $1.3 million ($0.8 million after tax, or $0.04 per diluted share) in net charges related to TDS divestitures and real estate impairment charges. In comparison, results for the first six months of 2002 were reduced by charges of approximately $9.7 million ($6.1 million after tax, or $0.30 per diluted share) related to litigation expense and $2.2 million ($1.4 million after tax, or $0.07 per diluted share) related to converting SystemBandag users to the RoadWare(TM) software system. Consolidated net sales for the first six months of 2003 decreased by 11% to $379.4 million, which compares to consolidated net sales of $423.6 million in the prior year period.

In announcing second quarter results, Martin G. Carver, Chairman of the Board and Chief Executive Officer of Bandag said, "Worldwide, the anticipated, but absent, second quarter turnaround and weaker US Dollar were key factors in the decline in Bandag's second quarter earnings performance. In North America, the truck tire replacement market remained soft due to generally flat trucking freight volumes. In Europe, after a relatively strong start in the first quarter, performance gave way to slower sales during the second quarter."

Addressing the performance of TDS, Mr. Carver said, "TDS same-store sales were down somewhat, but relatively consistent with overall Bandag dealer purchase patterns. Following our strategy, TDS continued to selectively divest locations during the quarter, which further tightens its market focus while strengthening the capability of the Bandag Strategic Alliance to serve its fleet customers."

Mr. Carver went on to say, "Despite the difficult economic conditions, our dealers continue to invest in their businesses. Sales of new equipment and technology have clearly signaled our dealers' continued confidence in their future. In the face of a challenging business climate, Bandag and its Alliance are building a stronger, more capable distribution channel."

Financial Highlights
o Consolidated net sales for second quarter 2003 were $204.1 million, compared to consolidated net sales of $231.1 million in the second quarter of 2002, a decline of approximately 12%. Affecting the decline were several factors:

                                                                          More--

     o There was soft retread demand, which reflected the generally flat freight traffic experienced by many major North American fleets, and pressure from new replacement truck tires in the traditional retread market.

     o The 2002 year-end opportunity buying by North American dealers appears to have resulted in lower demand through the end of May, but also appears to have finally worked its way through the Bandag distribution channel.

     o Despite a slight decline in volume, European sales were 20% higher compared to second quarter 2002, reflecting the effects of a stronger Euro when translated into US Dollars.

     o International tread rubber volume declined by 13%; however, the effect after currency translation and sales price increases was only a 3% decline in sales compared to 2002 second quarter sales.

     o There was a general softening of economic conditions in many major overseas markets during second quarter 2003.

     o Divestitures at TDS also contributed to the decline in sales, but were partly offset by lower intercompany sales eliminations.

o Operating and other expenses were $63.2 million, a decline of 10% from expenses of $70.6 million in the prior-year period. Second quarter 2002 operating results included legal expenses of approximately $5.7 million related to litigation.

o North American business experienced a 6% decline in tread rubber volume during second quarter 2003, due primarily to flat freight volumes and pressure from new replacement truck tires in the retread market.

o Overall, during second quarter 2003, North American operating profit decreased by approximately 30%, or $6.9 million, from second quarter 2002 levels, primarily as a result of lower production volumes, higher raw material costs and increased fleet-related sales deductions.

o After a good first quarter 2003, Europe experienced a decrease in tread rubber volume of approximately 1% and net foreign exchange losses that resulted in a European operating loss of approximately $0.7 million for second quarter 2003. This compares to an operating profit of approximately $0.4 million in second quarter 2002.

o After a strong first quarter in both Brazil and Mexico, International experienced tread rubber volume declines - 19% and 6%, respectively - during second quarter 2003. Net foreign exchange losses also affected International results, which produced an operating profit of $2.4 million for second quarter 2003 compared to an operating profit of $4.3 million in second quarter 2002.

o TDS second quarter 2003 sales declined 32% to $66.7 million, primarily due to the 2002 and 2003 divestitures and closures. These divested or closed locations had sales of approximately $36.3 million in the second quarter of 2002. The locations that were divested or closed in 2003 contributed $7.9 million to second quarter 2003 sales.

                                                                          More--

o For second quarter 2003, TDS recorded an operating loss of $2.4 million which includes charges of $1.5 million for divestitures and a real estate impairment charge. This compares to an operating loss of $1.4 million in second quarter 2002.

Noting that Bandag anticipates little general economic improvement for the remainder of 2003, Mr. Carver said, "While the business outlook remains uncertain, each Bandag business unit continues to focus on improving its fundamentals and its ability to perform under a variety of economic scenarios. Likewise, we are continuing to improve and enhance the capabilities of our distribution network to serve fleet customers, and we are doing so with a company-wide attitude toward improving the efficiencies of our overall system. Our current advertising campaign characterizes that attitude as "no detours" and that is aptly put. No detours is how we think, how we work and how we will succeed in the future."

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 1,100 franchised dealers that produce and market retread tires and provide tire management services. Bandag's traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS, a wholly-owned subsidiary, sells and services new and retread tires.


                                                                          More--

                              Bandag, Incorporated
                         Unaudited Financial Highlights
                      (In thousands, except per share data)

                                                                    Second Quarter                      Six Months
                                                                    Ended June 30,                    Ended June 30,
                                                                    --------------                    --------------
Consolidated Statements of Earnings                             2003             2002             2003             2002
-----------------------------------                             ----             ----             ----             ----

Net sales                                                      $ 204,077         $ 231,147       $ 379,356         $ 423,640
Interest income                                                    1,052             1,308           2,208             2,717
Other income                                                       1,691             1,583           3,535             3,235
                                                            -------------    --------------    ------------    --------------
  Total income                                                   206,820           234,038         385,099           429,592

Cost of products sold                                            129,535           143,168         244,866           266,167
Operating & other expenses                                        63,228            70,603         121,836           139,455
Interest expense                                                     551             1,745           1,210             3,512
                                                            -------------    --------------    ------------    --------------
Total expenses                                                   193,314           215,516         367,912           409,134
                                                            -------------    --------------    ------------    --------------
Income before income taxes and cumulative effect of               13,506            18,522          17,187            20,458
accounting change
Income taxes                                                       4,813             6,853           6,101             7,569
                                                            -------------    --------------    ------------    --------------
Income before cumulative effect of accounting change               8,693            11,669          11,086            12,889
Cumulative effect of accounting change (net of income
 tax benefit of $3,704)                                                -                 -               -           (47,260)
                                                            -------------    --------------    ------------    --------------
  Net income (loss)                                            $   8,693         $  11,669       $  11,086         $ (34,371)
                                                            =============    ==============    ============    ==============

Basic earnings (loss) per share
  Income before cumulative effect of accounting change         $    0.45         $    0.58       $    0.58         $    0.63

  Cumulative effect of accounting change                               -                 -               -             (2.32)
                                                            -------------    --------------    ------------    --------------
     Net income (loss)                                         $    0.45         $    0.58       $    0.58         $   (1.68)
                                                            =============    ==============    ============    ==============

Diluted earnings (loss) per share
  Income before cumulative effect of accounting change         $    0.45         $    0.57       $    0.57         $    0.63

  Cumulative effect of accounting change                               -                 -               -             (2.29)
                                                            -------------    --------------    ------------    --------------
     Net income (loss)                                         $    0.45         $    0.57       $    0.57         $   (1.67)
                                                            =============    ==============    ============    ==============

Weighted average shares outstanding
      Basic                                                       19,156            20,235          19,137            20,413
      Diluted                                                     19,371            20,405          19,324            20,593



                                                                    Second Quarter                      Six Months
                                                                    Ended June 30,                    Ended June 30,
                                                                    --------------                    --------------
Segment Information                                             2003             2002             2003             2002
-------------------                                             ----             ----             ----             ----
Net Sales

North America                                                  $  96,361         $  93,587       $ 168,573         $ 169,878
Europe                                                            17,835            14,808          36,816            27,368
International                                                     23,154            23,923          43,626            46,673
TDS                                                               66,727            98,829         130,341           179,721
                                                            -------------    --------------    ------------    --------------
  Total net sales                                              $ 204,077         $ 231,147       $ 379,356         $ 423,640
                                                            =============    ==============    ============    ==============

Segment Operating Profit (Loss)

North America                                                  $  16,379         $  23,271       $  20,295         $  35,934
Europe                                                              (679)              361             711               189
International                                                      2,429             4,255           6,100             6,162
TDS                                                               (2,430)           (1,445)         (6,482)           (7,410)
Corporate expenses & other                                        (2,694)           (7,483)         (4,435)          (13,622)
Net interest (expense) income                                        501              (437)            998              (795)
                                                            -------------    --------------    ------------    --------------
Income before income taxes and cumulative effect               $  13,506         $  18,522       $  17,187         $  20,458
of accounting change                                        =============    ==============    ============    ==============

                                                                          More--

                              Bandag, Incorporated
                         Unaudited Financial Highlights
                                 (In thousands)

                                                                            June 30,         Dec. 31,
Condensed Consolidated Balance Sheets                                         2003             2002
-------------------------------------                                         ----             ----
Assets:
Cash and cash equivalents                                                    $ 141,954         $ 129,412
Investments                                                                     16,394            14,261
Accounts receivable - net                                                      144,251           154,484
Inventories                                                                     63,395            59,447
Other current assets                                                            66,349            76,453
                                                                          ------------     -------------
  Total current assets                                                         432,343           434,057

Property, plant, and equipment - net                                           113,249           116,698
Other assets                                                                    68,218            67,072
                                                                          ------------     -------------
  Total assets                                                               $ 613,810         $ 617,827
                                                                          ============     =============

Liabilities & shareholders' equity:
Accounts payable                                                             $  23,472         $  26,813
Income taxes payable                                                            14,403            19,883
Accrued liabilities                                                             85,320            93,459
Short-term notes payable and current portion of other obligations                7,441             7,706
                                                                          ------------     -------------
  Total current liabilities                                                    130,636           147,861

Long-term debt and other obligations                                            45,323            45,373
Deferred income tax liabilities                                                      -                 -
Shareholders' equity
  Common stock                                                                  19,241            19,152
  Additional paid-in capital                                                    15,979            13,034
  Retained earnings                                                            440,928           442,251
  Equity adjustment from foreign currency translation                          (38,297)          (49,844)
                                                                          ------------     -------------
    Total shareholders' equity                                                 437,851           424,593
                                                                          ------------     -------------
    Total liabilities & shareholders' equity                                 $ 613,810         $ 617,827
                                                                          ============     =============


                                                                                    Six Months
                                                                                  Ended June 30,
                                                                                  --------------
Condensed Consolidated Statements of Cash Flows                               2003             2002
-----------------------------------------------                               ----             ----
Operating Activities
  Net income                                                                 $  11,086        $  (34,371)
  Cumulative effect of accounting change                                             -            50,964
  Provisions for depreciation and amortization                                  14,010            16,303
  (Increase) decrease in operating assets and liabilities - net                 (4,375)           26,111
                                                                          ------------     -------------
    Net cash provided by operating activities                                   20,721            59,007
Investing Activities
  Additions to property, plant and equipment                                    (8,647)           (8,938)
  Purchases of investments - net                                                (2,133)            1,718
  Payments for acquisitions of businesses                                            -            (2,000)
  Proceeds from divestiture of businesses                                       11,115                 -
                                                                          ------------     -------------
    Net cash provided by (used in) investing activities                            335            (9,220)
Financing Activities
  Principal payments on short-term notes payable and other long-term
  liabilities                                                                      (31)              (77)
  Cash dividends                                                               (12,279)          (13,008)
  Purchases of Common Stock                                                       (110)          (40,309)
                                                                          ------------     -------------
    Net cash used in financing activities                                      (12,420)          (53,394)
Effect of exchange rate changes on cash and cash equivalents                     3,906             1,005
                                                                          ------------     -------------
    Increase (decrease) in cash and cash equivalents                            12,542            (2,602)
Cash and cash equivalents at beginning of year                                 129,412           145,625
                                                                          ------------     -------------
    Cash and cash equivalents at end of period                               $ 141,954         $ 143,023
                                                                          ============     =============
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